EXHIBIT 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF TEXAS
SAN ANTONIO DIVISION

In re:	§	CHAPTER 11
§
TXCO RESOURCES INC., et al.,	§	Case No. 09-51807
§
Debtors.	§	Jointly Administered

ORDER CONFIRMING SECOND AMENDED PLAN OF REORGANIZATION FOR
TXCO RESOURCES INC., ET AL., DEBTORS AND DEBTORS-IN-POSSESSION
BASED ON SALE OF DEBTORS’ ASSETS, AS MODIFIED

A HEARING HAVING BEEN COMMENCED BEFORE THE COURT on January 25, 2010, and continuing on January 26, 2010 (the “Confirmation  Hearing”), to consider confirmation of the Second Amended Plan of Reorganization for TXCO Resources Inc., et al., Debtors and Debtors-in-Possession based on Sale of Debtors’ Assets, as Modified (the “Plan”),1 proposed by TXCO Resources Inc. (“TXCO”), Eagle Pass Well Service, L.L.C. (“Eagle Pass”), Charro Energy, Inc. (“Charro”), Texas Tar Sands Inc. (“Tar Sands”), TXCO Energy Corp. (“Energy”), Output Acquisition Corp. (“Output”), OPEX Energy, LLC (“OPEX”), PPL Operating, Inc. (“PPL”), Maverick Gas Marketing, Ltd. (“Maverick Gas”), and Maverick-Dimmit Pipeline, Ltd. (“Maverick-Dimmit”) (collectively, the “Debtors” or “Companies”), Debtors and Debtors-in-Possession in the above-captioned jointly administered chapter 11 reorganization cases pending before the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the “Bankruptcy Court”);

1 Capitalized terms used herein without definition have the meanings provided for in the Plan.  In addition, any term used in the Plan or this Order that is not defined in the Plan or this Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

IT FURTHER APPEARING TO THE COURT that the Debtors filed on December 18, 2009, the First Amended Plans of Reorganization for TXCO Resources Inc., et al., Debtors and Debtors-in-Possession Based on (A) Sale of Debtors’ Assets or, in the Event the Debtors Do Not Close on the Sale of the Debtors’ Assets, (B) Reorganization of Debtors’ Operations [Docket No. 946] (the “Initial Plan”);

IT FURTHER APPEARING TO THE COURT that the First Amended Disclosure Statement Regarding Plans of Reorganization for TXCO Resources Inc., et al., Debtors and Debtors-in-Possession Based on (A) Sale of Debtors’ Assets or, in the Event the Debtors Do Not Close on the Sale of the Debtors’ Assets, (B) Reorganization of Debtors’ Operations [Docket No. 948] (the “Disclosure Statement”) has been previously approved by the Court, pursuant to the Order Approving (I) Disclosure Statement; (II) Record Date, Voting Deadline and Procedures for Temporary Allowance of Certain Claims; (III) Procedures for Filing Objections to Plans; (IV) Solicitation Procedures for Confirmation; and (V) Hearing Date to Consider Confirmation of Plans, dated December 18, 2009 [Docket No. 945] (the “Disclosure Statement Order”);

IT FURTHER APPEARING TO THE COURT that solicitation and noticing procedures with respect to the Initial Plan have been approved by the Court in the Disclosure Statement Order;

IT FURTHER APPEARING TO THE COURT that the Debtors have filed with the Court several Plan Supplements including (a) Plan Schedule III [Docket No. 1084] relating to Retained Causes of Action, (b) Plan Schedule IV [Docket No. 1083] relating to Rejected Executory Contracts and Unexpired Leases, (c) Plan Schedule V [Docket No. 1082] relating to Assumed Executory Contracts and Unexpired Leases, (d) Plan Schedule VI [Docket No. 1045] setting forth the Debtors’ Oil and Gas Leases, and (e) Plan Schedule VII [Docket No. 1171] relating to the Liquidating Trust Agreement;

IT FURTHER APPEARING TO THE COURT that the Debtors have filed the Second Amended Plans of Reorganization for TXCO Resources Inc., et al. Debtors and Debtors-in-Possession based on (A) Sale of Debtors’ Assets or, in the event the Debtors Do Not Close on the Sale of the Debtors’ Assets, (B) Reorganization of Debtors’ Operations [Docket No. 1183](the “Second Plan”) wherein the Debtors proposed certain modifications to the Initial Plan;

IT FURTHER APPEARING TO THE COURT that the Debtors have filed the Plan, wherein the Debtors proposed further modifications to the Second Plan based on agreements with various parties and the rulings of the Court at the Confirmation Hearing;

IT FURTHER APPEARING TO THE COURT that the deadline for filing objections to the Initial Plan has passed and that objections have been filed by Capital Well Service, LLC, Sundown Energy LP, Fayette County, WRJ Oil & Gas, L.P., EnCana Oil & Gas (USA) Inc., St. Mary Land and Exploration Company, Baker Hughes Oilfield Operations, Inc., Schlumberger Technology Corporation, Total Production Services, Inc., X-Chem, Inc., Millennium E&P Resource Fund I, LLC, Patterson-UTI Drilling Company, LLC, Newmex Energy (USA) Inc., the MTE Claimants Group, 3-S Services, Stinger Wellhead Protection, Inc., Specialty Rental Tools & Supply, LLC, Schooner Petroleum Services, Inc., A-Z Terminal Corporation, Perforating Services International, LLC, Top Notch Energy  Services, Inc., Texas Southern Crane Services, LLC, the Ad Hoc Mineral Lien Group,2 Western National Bank, the Texas Comptroller of Public Accounts, the Official Committee of Unsecured Creditors and the United States Trustee;

2 Ad Hoc Mineral Lien Claimant Group consists of the following entities: Weatherford International; Weatherford US, L.P.; Precision Energy Services, Inc.; Weatherford Artificial Lift Systems, Inc.; Thomas Energy Services D/B/A Thomas Tools; Wood Group Management Services, Inc.; Allis-Chalmers Energy, through its Strata Directional Entity; RPC, Inc. (Thru Tubing Solutions); and BJ Services Company, U.S.A.

IT FURTHER APPEARING TO THE COURT that the deadline to file Default Notices in connection with the Debtors’ transfer of their interests in the Mineral Leases and/or Oil and Gas Leases or the assumption, or the assumption and assignment of executory contracts or unexpired leases has passed and that Default Notices have been filed by Susan C. McCloskey; Apache Corporation; Bryan William Ammann et al.; Cage Minerals, Ltd. et al.; Capital Well Service, LLC; Charles W. Wilson et al.; Ciro Chittim; Continental Resources; Dorothea Chittim Oppenheimer; Douglas M. Vander Ploeg et al.; Elizabeth Wright Bondurant; Gary L. Box et al.; James C. Chittim; James A. Morrill, Executor of the Estate of Jack R. Chittim; JPMorgan Chase Bank, N.A., Trustee of the Ciro Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the Dorothea C. Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the James C. Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the Jack Robert Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the Tao Chittim Bennett Testamentary Trust; Millennium E&P Resource Fund I, LLC; Moro Creek Ranch; PGE Mineral Properties;  Sage Energy Company; Tao C. Bennett; Mary Jane C. Fletcher; Penny C. Morrill; and Barbara Callan Chittim, James Callan Chittim, Tao Chittim Bennett and Ciro Chittim;

IT FURTHER APPEARING TO THE COURT that (i) the deadline for casting ballots to accept or reject the Initial Plan has passed; and (ii) Administar Services Group LLC, acting as voting agent for the balloting permitted for all classes entitled to vote in connection with the Initial Plan, has filed herein the Declaration of Deborah VanSchoor Certifying Voting on, and Tabulation of, Ballots Accepting and Rejecting the Debtors’ Plan of Reorganization (the “VanSchoor Declaration”);

IT FURTHER APPEARING TO THE COURT that the Debtors have presented testimony, evidence and argument of counsel in support of confirmation of the Plan, and that additional testimony, evidence or argument of counsel has been presented by other parties in interest;

IT FURTHER APPEARING TO THE COURT that the Debtors have settled the objections filed by Capital Well Service, LLC, Sundown Energy LP, Fayette County, WRJ Oil & Gas, L.P., Baker Hughes Oilfield Operations, Inc., Schlumberger Technology Corporation, Total Production Services, Inc., X-Chem, Inc., Patterson-UTI Drilling Company, LLC, Newmex Energy (USA) Inc., the MTE Claimants Group, 3-S Services, Stinger Wellhead Protection, Inc., Specialty Rental Tools & Supply, LLC, Schooner Petroleum Services, Inc., A-Z Terminal Corporation, Perforating Services International, LLC, Top Notch Energy  Services, Inc., Texas Southern Crane Services, LLC, the Ad Hoc Mineral Lien Group,3 Western National Bank, and the Texas Comptroller of Public Accounts and have evidenced such settlement by either including specific language in the Plan or as set forth in this Order;

3 Ad Hoc Mineral Lien Claimant Group consists of the following entities: Weatherford International; Weatherford US, L.P.; Precision Energy Services, Inc.; Weatherford Artificial Lift Systems, Inc.; Thomas Energy Services D/B/A Thomas Tools; Wood Group Management Services, Inc.; Allis-Chalmers Energy, through its Strata Directional Entity; RPC, Inc. (Thru Tubing Solutions); and BJ Services Company, U.S.A.

IT FURTHER APPEARING TO THE COURT  that the Debtors have settled certain issues related to the Default Notices filed in connection with the Debtors’ transfer of their interests in the Mineral Leases and/or Oil and Gas Leases as filed by Susan C. McCloskey; Apache Corporation; Bryan William Ammann et al.; Cage Minerals, Ltd. et al.; Capital Well Service, LLC; Charles W. Wilson et al.; Ciro Chittim; Continental Resources; Dorothea Chittim Oppenheimer; Douglas M. Vander Ploeg et al.; Elizabeth Wright Bondurant; Gary L. Box et al.; James C. Chittim; James A. Morrill, Executor of the Estate of Jack R. Chittim; JPMorgan Chase Bank, N.A., Trustee of the Ciro Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the Dorothea C. Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the James C. Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the Jack Robert Chittim Testamentary Trust; JPMorgan Chase Bank, N.A., Trustee of the Tao Chittim Bennett Testamentary Trust; Moro Creek Ranch; PGE Mineral Properties;  Sage Energy Company; Tao C. Bennett; Mary Jane C. Fletcher; Penny C. Morrill; and Barbara Callan Chittim, James Callan Chittim, Tao Chittim Bennett and Ciro Chittim as announced on the record at the Confirmation Hearing.

NOW, THEREFORE, based upon the Court’s review of (a) the Disclosure Statement, (b) the Initial Plan, (c) the Plan Supplements, (d) the Second Plan, (e) the unresolved objections to confirmation of the Plan, (f) all of the evidence proffered or adduced at, filings in connection with, and arguments of counsel made at, the Confirmation Hearing, and (g) the entire record of the chapter 11 cases; and after due deliberation thereon and good cause appearing therefor, and for the reasons set forth on the record at the Confirmation Hearing,

IT IS HEREBY FOUND AND DETERMINED THAT:4

A.           Jurisdiction; Venue; Core Proceeding.  The Court has jurisdiction over the Debtors’ chapter 11 cases pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L) over which the Court has exclusive jurisdiction.

B.           Judicial Notice.  The Court takes judicial notice of the docket of the Debtors’ chapter 11 cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed with, all orders entered by, and all evidence and argument made, proffered or adduced at the hearings held before the Court during the pendency of the chapter 11 cases.

C.           Transmittal and Mailing of Solicitation Materials and Notices.  The solicitation materials and notices prescribed by the Disclosure Statement Order were served in compliance with the Disclosure Statement Order, and such service was adequate and sufficient.  Adequate and sufficient notice of the Confirmation Hearing and the other deadlines and matters required to be noticed pursuant to the Disclosure Statement Order was given in compliance with the Bankruptcy Rules and the Disclosure Statement Order, and no other or further notice is or shall be required.

D.           Adequacy of Solicitation Procedures.  All procedures used to distribute the solicitation materials to the appropriate creditors entitled to vote on the Plan and to tabulate the ballots returned by creditors were fair and were conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order.  Votes for acceptance or rejection of the Plan were solicited and cast in good faith, and only after transmittal of a disclosure statement containing adequate information, and otherwise in compliance with 11 U.S.C. §§ 1125 and 1126 and Fed. R. Bankr. P. 3017 and 3018.

4 The findings of fact and the conclusions of law stated in this Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to the proceeding by Fed. R. Bankr. P. 9014.  To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

E.           Good Faith Solicitation – 11 U.S.C. § 1125(e).  Based on the record before the Court in the chapter 11 cases, the Debtors, their respective subsidiaries, the Debtors’ Professionals, the DIP Agent, the DIP Lenders, and any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel other advisors, successors or assigns, have acted in good faith within the meaning of 11 U.S.C. §§ 1125(e) and 1129(a)(3), and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order in connection with all of their respective activities relating to the solicitation of acceptances of the Plan and their participation in the activities described in 11 U.S.C. § 1125, and entitled to the protections afforded by 11 U.S.C. § 1125(e).

F.           Impaired Classes that have Voted to Accept or Reject the Plan.  Under the Initial Plan, Classes 2, 5 and 8 were impaired and, as evidenced by the VanSchoor Declaration, which certified both the method and results of the voting, Classes 2, 5 and 8, including the distinct subclasses set forth under Classes 2 and 5, have voted to accept the Initial Plan pursuant to the requirements of 11 U.S.C. §§ 1124 and 1126.  The terms of the PSA and the Second Plan provide for payment in full to all creditors, including interest thereon.  The Court finds that Classes 2 and 5 are still impaired Classes under the Plan, who voted to accept the Plan.  As further described below, the Court also finds that Class 11A, which was previously deemed to have rejected the Initial Plan, is impaired under the Plan and has voted to accept the Plan. Thus, at least one impaired class of Claims has voted to accept the Plan.  Additionally, the Initial Plan included an administrative convenience class under Class 9; however, the payment in full to all creditors under the PSA and the Plan eliminated the necessity of Class 9, such that any ballots cast in connection with Class 9 were not counted and Class 9 is omitted from the Plan.

G.           Classes Deemed to Have Accepted or Rejected the Plan.  Classes 1, 3, 4, 6, 7 and 13 are not impaired under the Plan and are deemed to have accepted the Plan pursuant to 11 U.S.C. § 1126(f).  Under the Initial Plan, Classes 10, 11 and 12 were not entitled to receive distributions and were thus deemed to have rejected the Plan pursuant to 11 U.S.C. § 1126(g).  Under the Plan, Classes 11 and 12 will receive payment on behalf of their interests, which is improved treatment for both classes, but is not a material modification requiring the Debtors to solicit the acceptance and/or rejection of the Plan from the holders of Interests in Classes 11 and 12.  Class 11A Redeemed Preferred Stock did cast a provisional ballot accepting the Plan, such that an additional impaired Class of Interest has voted to accept the Plan pursuant to the requirements of 11 U.S.C. §§ 1124 and 1126.

H.           Debtors Releases, Exculpations and Injunctions.  The Court hereby finds that each of the release, exculpation and injunction provisions set forth in Article XIV of the Plan is (a) within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) an essential means of implementing the Plan pursuant to section 11 U.S.C. § 1123(a)(5); (c) an integral element of the transactions incorporated into the Plan; (d) in the best interests of and confers material benefits upon, the Debtors, their Estates, and their Creditors; (e) important to the overall objectives of the Plan to finally resolve all claims among or against the key parties in interest in the chapter 11 cases with respect to the Debtors; and (f) consistent with 11 U.S.C. §§ 105, 1123 and 1129, and other applicable provisions of the Bankruptcy Code.  The record of the Confirmation Hearing and the chapter 11 cases is sufficient to support the release, exculpation, and injunction provisions contained in the Plan.

I.           Plan Compliance with Bankruptcy Code – 11 U.S.C. § 1129(a)(1).  The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying 11 U.S.C. § 1129(a)(1).

(i)           Proper Classification – 11 U.S.C. §§ 1122, 1123(a)(1).  Aside from Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates 13 Classes of Claims and Interests.  The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class.  Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims and Interests.  Thus, the Plan satisfies 11 U.S.C. §§ 1122 and 1123(a)(1).

(ii)          Specify Unimpaired Classes – 11 U.S.C. § 1123(a)(2).  Sections 4.1 and 6.3 of the Plan specify that Classes 1, 3, 4, 6, 7 and 13 are unimpaired under the Plan, thereby satisfying 11 U.S.C. § 1123(a)(2).

(iii)         Specify Treatment of Impaired Classes – 11 U.S.C. § 1123(a)(3).  Sections 4.2, 6.4 and 6.5 of the Plan designate Classes 2, 5, 8, 10, 11 and 12 as impaired; and Section 5.1 specifies the treatment of Claims and Interests in those Classes, thereby satisfying 11 U.S.C. § 1123(a)(3).

(iv)        No Discrimination – 11 U.S.C. § 1123(a)(4).  The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying 11 U.S.C. § 1123(a)(4).

(v)         Implementation of Plan — 11 U.S.C. § 1123(a)(5).  The Plan provides adequate and proper means for its implementation, thereby satisfying 11 U.S.C. § 1123(a)(5).

(vi)        Non-Voting Equity Securities – 11 U.S.C. § 1123(a)(6).  Section 7.4 of the Plan provides that the Governing Documents for Reorganized TXCO shall be amended to provide for the inclusion of provisions prohibiting the issuance of nonvoting equity securities.  Thus, the requirements of 11 U.S.C. § 1123(a)(6) are satisfied.

(vii)       Selection of Officers and Directors – 11 U.S.C. § 1123(a)(7).  At the Confirmation Hearing, the Debtors properly and adequately disclosed the identity and affiliations of all individuals proposed to serve on or after the Effective Date as officers or directors of Reorganized TXCO (subject to replacement or removal in accordance with the terms of the Governing Documents of Reorganized TXCO), and the manner of selection and appointment of such individuals is consistent with the interests of holders of Claims and Interests and with public policy and, accordingly satisfies the requirements of 11 U.S.C. § 1123(a)(7).

(viii)      Additional Plan Provisions – 11 U.S.C. § 1123(b).  The Plan’s additional provisions are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code.

J.           Compliance with Fed. R. Bankr. P. 3016.  The Plan is dated and identifies the entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).  The filing of the Disclosure Statement with the Court satisfies Fed. R. Bankr. P. 3016(b).  Further, the Plan and Disclosure Statement describe in specific and conspicuous language all acts to be enjoined and identify the entities that are subject to the injunction, satisfying Fed. R. Bankr. P. 3016(c) to the extent applicable.

K.          Compliance with Fed. R. Bankr. P. 3017.  The Debtors have given notice of the Confirmation Hearing as required by Fed. R. Bankr. P. 3017.  The Debtors have given notice of the Confirmation Hearing as required by Fed. R. Bankr. P. 3017(d) and the Disclosure Statement Order.  The solicitation materials prescribed by the Disclosure Statement Order were transmitted to the creditors entitled to vote or provisionally allowed to vote on the Plan in accordance with Fed. R. Bankr. P. 3017(d) and, with respect to the beneficial holders in Class 12, pursuant to Fed. R. Bankr. P. 3017(e).

L.           Compliance with Fed. R. Bankr. P. 3018.  The solicitation of votes to accept or reject the Plan satisfies Fed. R. Bankr. P. 3018.  The Plan was transmitted to all creditors entitled to vote or provisionally allowed to vote on the Plan, sufficient time was prescribed for such creditors to accept or reject the Plan, and the solicitation materials used and solicitation procedures followed comply with 11 U.S.C. §§ 1125 and 1126, thereby satisfying the requirements of Fed. R. Bankr. P. 3018.

M.         Debtors’ Compliance with Bankruptcy Code – 11 U.S.C. § 1129(a)(2).  The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying 11 U.S.C. § 1129(a)(2).

N.          Plan Proposed in Good Faith — 11 U.S.C. § 1129(a)(3).  The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying 11 U.S.C. § 1129(a)(3).  In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan.  The Debtors filed their chapter 11 cases and proposed the Plan with legitimate and honest purposes including, among other things, (i) preservation and maximization of the Debtors’ business enterprise values through a reorganization under Chapter 11, and (ii) maximization of the recovery to creditors entitled thereto under the circumstances of these cases.

O.          Payments for Services or Costs and Expenses – 11 U.S.C. § 1129(a)(4).  All payments made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the chapter 11 cases, or in connection with the Plan and incident to the chapter 11 cases, have been approved by, or are subject to the approval of, the Court as reasonable, thereby satisfying 11 U.S.C. § 1129(a)(4).

P.           Directors, Officers and Insiders – 11 U.S.C. § 1129(a)(5).  The Debtors have complied with 11 U.S.C. § 1129(a)(5).  The identity and affiliations of the persons that will serve as initial directors or officers of the Reorganized Debtors as of the Effective Date of the Plan have been fully disclosed at the Confirmation Hearing.  The election or appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Interests in the Debtors and with public policy.  The replacement or removal of the initial directors and officers of Reorganized TXCO shall be subject to the terms of the Governing Documents of Reorganized TXCO.  The identity of any insider that will be employed or retained by Reorganized TXCO and the nature of such insider’s compensation have also been fully disclosed, to the extent applicable and presently determinable.

Q.          No Rate Changes — 11 U.S.C. § 1129(a)(6).  There is no regulatory commission having jurisdiction after confirmation of the Plan over the rates of the Debtors and no rate change provided for in the Plan requiring approval of any such commission.  Therefore, 11 U.S.C. § 1129(a)(6) is not applicable.

R.           Best Interests of Creditors – 11 U.S.C. § 1129(a)(7).  The Plan satisfies 11 U.S.C. § 1129(a)(7).  The liquidation analysis attached as Exhibit F to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Interest has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

S.           Deemed Acceptance or Rejection by Certain Classes — 11 U.S.C. § 1129(a)(8).  Classes 1, 3, 4, 6, 7 and 13 are Classes of unimpaired Claims and Interests that are conclusively presumed to have accepted the Plan under 11 U.S.C. § 1126(f).  Under the Initial Plan, Classes 10, 11 and 12 were not entitled to receive distributions and were thus deemed to have rejected the Plan pursuant to 11 U.S.C. § 1126(g).  Under the Plan, Classes 11 and 12 will receive payment on behalf of their interests, which is improved treatment for both classes, but is not a material modification requiring the Debtors to solicit the acceptance and/or rejection of the Plan from the holders of Interests in Classes 11 and 12.  Class 11A Redeemed Preferred Stock did cast a provisional ballot accepting the Plan, such that an additional impaired Class of Interest has voted to accept the Plan pursuant to the requirements of 11 U.S.C. §§ 1124 and 1126.  Although 11 U.S.C. § 1129(a)(8) has not been satisfied with respect to Classes 10, 11 and 12, the Plan is confirmable because the Plan satisfies 11 U.S.C. § 1129(b) with respect to those Classes of Claims and Interests, as set forth below.

T.           Treatment of Administrative, Priority and Tax Claims – U.S.C. § 1129(a)(9).  The treatment of Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims pursuant to Sections 2.1, 2.2, and 5.1(g) of the Plan satisfies the requirements of 11 U.S.C. §§ 1129(a)(9)(A), (B) and (C).  The treatment provided in Section 5.1(f) for tax claims that are Secured Tax Claims satisfies the requirements of 11 U.S.C. § 1129(a)(9)(D).

U.           Acceptance by Impaired Class – 11 U.S.C. § 1129(a)(10).  Classes 2 and 5 are impaired Classes of Claims that voted to accept the Plan in accordance with 11 U.S.C. § 1126(e) and, to the Debtors’ knowledge, does not contain insiders whose votes have been counted.  Therefore, the requirement of 11 U.S.C. § 1129(a)(10) that at least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, has been satisfied.

V.           Feasibility – 11 U.S.C. § 1129(a)(11).  The projections set forth in Exhibit X to the Disclosure Statement, as corrected and updated on the record, and other evidence proffered or adduced by the Debtors at the Confirmation Hearing with respect to feasibility are persuasive and credible, and establish that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized TXCO.  Accordingly, the Court finds that the Debtors have satisfied the requirements of 11 U.S.C. § 1129(a)(11).

W.         Payment of Fees – 11 U.S.C. § 1129(a)(12).  All fees payable under 28 U.S.C. § 1930 on or before the Effective Date, as determined by the Court, have been paid or will be paid on the Effective Date pursuant to 16.12 of the Plan, thus satisfying the requirements of 11 U.S.C. § 1129(a)(12).

X.          Continuation of Retiree Benefits – 11 U.S.C. § 1129(a)(13).  The Debtors do not have any retiree benefits within the meaning of 11 U.S.C. § 1114.  Thus, the requirements of 11 U.S.C. § 1129(a)(13) are not applicable.

Y.           Appropriate Rate of Interest.  The Plan provides for payment of all Allowed Secured Claims held by Claimants in Classes 1, 3 and 4 in full at Closing, in the unpaid principal balance thereof outstanding together with all accrued interest, fees and expenses, including all reasonable attorneys’ fees.  Furthermore, the Plan provides for the payment of all Allowed Secured Claims held by Claimants in Classes 2, 5 and 13 in full, including reasonable attorneys’ fees, but only to the extent allowed by the Court, and accrued interest at the Plan Rate.  The Plan further provides a procedure so that any claimant in Classes 2, 5 and 13 may seek payment of interest at a rate other than the Plan Rate.  Additionally, the Plan provides that Claimants in Class 6 will receive payment in full of all Allowed Secured Tax Claims, including interest six and one-half percent (6½%) per annum or such other interest rate as set forth in this Order.  The Plan provides that Claimants in Class 8 shall receive payment of their Allowed General Unsecured Claims in full, including reasonable attorneys’ fees, but only to the extent allowed by the Court, and accrued interest at the Plan Rate.  The Plan further provides a procedure so that any Claimant in Class 8 may seek payment of interest at a rate other than the Plan Rate.  Furthermore, the Plan provides that Claimants in Class 7 will receive payment in full for such Allowed Priority Non-Tax Claims.  The Court finds that the Plan Rate is the appropriate rate of interest for Allowed Claims in Classes 2, 5, 8 and 13, subject to the Claimant’s right to establish an alternate rate of interest for their Allowed Claim pursuant to the procedures outlined in the Plan.

Z.           Valuation; Fair and Equitable; No Unfair Discrimination – 11 U.S.C. § 1129(b)(2)(C).  The Plan provides that holders of Interests in Class 11B will be paid in full the stated value of their Allowed Interest.  Furthermore, the holders of Interests in Class 12 will not receive any distribution until the holders of Interests in Class 11B have been paid in full.  Additionally, the holders of Claims and/or Interests in Class 11A have agreed to subordinate their right to payment until the holders in Class 11B have received payment of the stated value of their Interests and $10 million has been distributed pro rata to the holders of Interests in Class 12.  Accordingly, the requirements of 11 U.S.C. § 1129(b)(2)(C) are satisfied.  Therefore, the Plan does not discriminate unfairly and is fair and equitable with respect to all Allowed Interests as required by 11 U.S.C. § 1129(b)(1), and thus can be confirmed.

AA.       Only One Plan – 11 U.S.C. § 1129(c).  In connection with the Initial Plan the Debtors filed an alternative Operational Plan, which the Court would only consider in the event the Debtors did not confirm and close on the sale of the Debtors’ Assets under the Plan.  This Order shall confirm only the Plan as attached to this Order as Exhibit “A.”  To the extent the Debtors and Purchasers do not close on the sale of the Debtors’ Assets as contemplated by the Plan, the PSA and this Order, then this Confirmation Order will be revoked pursuant to 11 U.S.C. §§ 105 and 1144 and the assumption or rejection of executory contracts or unexpired leases effected by the Plan (if any), and any document or agreement executed pursuant to the Plan, shall be null and void.5  Accordingly, the requirements of 11 U.S.C. § 1129(c) have been satisfied.

5 No part of this Order shall prejudice the Plan Proponents with regard to their designation of executory contracts or unexpired leases for assumption under the Operational Plan, to the extent necessary, nor shall any part of this Order have preclusive or prejudicial effect with respect to the Cure amounts that may be due under any assumed executory contracts or unexpired leases under the Operational Plan.

BB.        Principal Purpose – 11 U.S.C. § 1129(d).  The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of Section 5 of the Securities Act of 1933, and no governmental unit has objected to the confirmation of the Plan on any such grounds.  The Plan therefore satisfies the requirements of 11 U.S.C. § 1129(d).

CC.        Executory Contracts.  The Debtors have exercised reasonable business judgment in determining whether to assume, assume and assign, or reject each of their executory contracts and unexpired leases as set forth in Article VIII of the Plan.  Each pre- or post-Confirmation assumption, assumption and assignment of an executory contract or unexpired lease pursuant to Sections 8.1, 8.3, 8.4, 8.5, and 8.7 of the Plan shall be legal, valid and binding upon the Debtors, Reorganized TXCO or Purchasers and all nondebtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption, assumption and assignment, or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under 11 U.S.C. § 365.  Any assumption and assignment of an executory contract or unexpired lease under the Plan, including under Sections 8.1, 8.3, 8.4, 8.5, and 8.7 of the Plan, shall be binding upon the Debtors, Reorganized TXCO, the Purchasers, and nondebtor parties thereto only upon the occurrence of the Effective Date and the transfers to the Purchasers.

DD.       Adequate Assurance.  The Debtors have cured, or provided adequate assurance that the Reorganized TXCO will cure pursuant to the provisions of the Plan, defaults (if any) under or relating to each of the executory contracts and unexpired leases which are being assumed by the Debtors pursuant to the Plan.6

6 No part of this Order shall prejudice the Plan Proponents with regard to their designation of executory contracts or unexpired leases for assumption under the Operational Plan, to the extent necessary, nor shall any part of this Order have preclusive or prejudicial effect with respect to the Cure amounts that may be due under any assumed executory contracts or unexpired leases under the Operational Plan.

EE.        Mineral Leases/ Oil and Gas Leases.  To the extent any of the Debtors’ Mineral Leases or Oil and Gas Leases constitutes an executory contract or unexpired lease of real property under section 365 of the Bankruptcy Code, such Mineral Leases or Oil and Gas Leases will be assumed and assigned by the Debtors and/or Reorganized TXCO to either the Purchasers under the PSA or the Liquidating Trust, as applicable. To the extent any of the Debtors’ Mineral Leases or Oil and Gas Leases constitute contracts or other property rights not required to be assumed or rejected under section 365 of the Bankruptcy Code, except as provided in the Plan or Confirmation Order, such Mineral Leases or Oil and Gas Leases shall pass through the Chapter 11 Cases for the benefit of the Debtors and/or Reorganized TXCO and the counterparties to such Mineral Leases or Oil and Gas Leases, and the Debtors and/or Reorganized TXCO is hereby authorized to transfer such Mineral Leases or Oil and Gas Leases to either Anadarko, Newfield and/or the Liquidating Trust.  Except for the defaults of a kind specified in sections 365(b)(2) and 541(c)(1) of the Bankruptcy Code (which defaults the applicable Debtors or Reorganized TXCO will not be required to cure), or as otherwise provided herein, the legal, equitable and contractual rights of the counterparties to such Mineral Leases or Oil and Gas Leases shall be unaltered by the Plan, except that any provision restricting the transfer of  such Mineral Leases or Oil and Gas Leases shall not apply to the Debtors’ transfer to either Anadarko, Newfield and/or the Liquidating Trust.  If the Mineral Lease or Oil and Gas Lease is subject to the provisions of section 365 of the Bankruptcy Code, to the extent a failure by the Debtors to pay or perform an obligation under such Mineral Lease or Oil and Gas Lease is a default under any applicable Mineral Lease or Oil and Gas Lease, such default shall be cured for all purposes by the payments provided for in the Plan or subsequent performance of such obligation with such applicable Mineral Lease or Oil and Gas Lease otherwise remaining in full force and effect. To the extent such payment is due and owing on the Effective Date, such payment shall be made, in Cash, on the Distribution Date, or upon such other terms as may be agreed to by Reorganized TXCO, the Disbursing Agent or the Trustee, as applicable. To the extent such payment is not due and owing on the Effective Date, such payment (a) will be made, in Cash, in accordance with the terms of any agreement between the parties, or as such payment becomes due and owing under (i) applicable non-bankruptcy law, or (ii) in the ordinary course of business of Reorganized TXCO or the Trustee, as applicable, or (b) will be made upon other terms as may be agreed upon by Reorganized TXCO or the Trustee, as the case may be, and the Person to whom such payment is due. To the extent it is impossible for Reorganized TXCO to cure a default arising from any failure to perform a non-monetary obligation, and to the extent such non-monetary default can be cured, such default shall be cured by performance by the applicable Debtor or the Purchasers, at or after the time of assumption in accordance with the terms of the applicable Mineral Lease or Oil and Gas Lease with the applicable Mineral Lease or Oil and Gas Lease remaining in effect. If there is a dispute as to any cure obligation (including cure payments) the lessor shall be entitled to payment and/or performance only as provided in the Plan.

FF.        Consent to Assignment of Leases.  Debtors provided notice to the counterparties to the Mineral Leases and/or Oil and Gas Leases that the Debtors’ intend to transfer and assign their right, title and interest to their Mineral Leases and/or Oil and Gas Leases to either of the Purchasers in the Notice Regarding Transfer of Oil and Gas Assets Under Purchase and Sale Agreement (the “Notice of Assigned Oil and Gas Interests”), which was served on January 8, 2010 and the Notice Regarding Retained Oil and Gas Assets (the “Notice of Retained Oil and Gas Interests”), which was served on January 11, 2010.  Both the Notice of Assigned Oil and Gas Interests and the Notice of Retained Oil and Gas Interests were sufficient to put counterparties on notice that the Debtors intend to assign their Mineral Leases and/or Oil and Gas Leases.  Therefore, to the extent a counter party did not file a Default Notice, such counter party is deemed to have consented to the assignment of the Debtors’ interest in the Mineral Leases and/or Oil and Gas Leases and such assignment is binding on them in all respects.

GG.        Operating Agreements. With respect to any and all operating agreement, exploration agreement or participation agreement (“Operating Agreement”) of the Debtors, as set forth in Plan Schedule V(A) and/or Exhibit A-3 to the PSA, such Operating Agreement will be assumed and assigned by Debtors.

HH.       Consent to Assignment of Operating Agreements.  Debtors provided notice to the counterparties to the Operating Agreements that the Debtors’ intend to transfer and assign their right, title and interest in the Operating Agreements to the Purchasers in the Notice Regarding Transfer of Agreements under Purchase and Sale Agreement (the “Notice of Assigned Agreements”), which was served on all parties that received a copy of the Disclosure Statement on January 8, 2010.  Additionally, the Debtors filed Plan Schedule V on January 18, 2010, which included, inter alia, a listing of Operating Agreements to be assumed and assigned by the Debtors under the Plan.  The Debtors also served Plan Schedule V on the parties listed on Schedule V.  Each of the Notice of Assigned Agreements and Plan Schedule V was sufficient to put counterparties on notice that the Debtors intend to assign their position as Operator to Purchasers and/or the Liquidating Trust, as applicable.  Therefore, to the extent a counter party did not file a Default Notice, such counter party is deemed to have consented to the assignment of Debtor’s interest in the Operating Agreements to Purchasers and/or the Liquidating Trust, as applicable.

II.            Seismic Agreements.  With respect to the Seismic Agreements and underlying Seismic Data and Information to be transferred to Purchasers under the PSA (collectively, the “Seismic Agreements”), the Court finds as follows:

(i)            Under the PSA, all of the Debtors’ Seismic Agreements and seismic contracts, and the underlying seismic data and information, related to the PSA Assets transferred to the Purchasers or lands in the vicinity thereof, is also transferred to the Purchasers (or, at the election of the Debtors and the Purchasers, to be retained by Reorganized TXCO);

(ii)           Debtors provided notice to the counterparties to the Seismic Agreements that the Seismic Agreements and the underlying Seismic Data and information and rights thereunder would be transferred to Purchasers in the Notice of Transfer of Oil and Gas Assets which was served on January 8, 2010, and in the Notice Regarding Transfer of Oil and Gas Assets Under Purchase and Sale Agreement on January 11, 2010 and in the Supplemental Notice Regarding Transfer of Seismic Agreements, Licenses, Data and Information Under Purchase and Sale Agreement served on January 19, 2010 (collectively, the “Notices”);

(iii)          Additional notice and a listing of the Seismic Agreements to be transferred to Purchasers pursuant to the PSA were set out in the Plan Supplement, Plan Schedule V(C).  Plan Schedule V(C) was filed with the Court and served on counterparties to the Seismic Agreements;

(iv)          In the Supplemental Order Pursuant to 11 U.S.C. §§1123, 105 and 503(b) Approving Bid Protections Contained in Purchase and Sale Agreement Between TXCO Resources Inc. and Newfield Exploration Company and Extending Certain Other Deadlines Under the Disclosure Statement and Plans of Reorganization (the “Supplemental Order”), the Court established January 21, 2010 at 5:00 p.m., Central Time, as the deadline to file objections with respect to the assumption and assignment of Debtors’ Seismic Agreements to Purchasers under the Plan.  The Notices and the Plan Schedule V specifically provided that counterparties to Debtors’ Seismic Agreements who asserted a default under such Seismic Agreements or the inability of Debtors to transfer such Seismic Agreements were required to file objections by the January 21, 2010 deadline.  No objections were filed;

(v)           Debtors have performed their obligations under the Seismic Agreements and no monetary or non-monetary cure obligations are required with respect to the Debtors’ Seismic Agreements.  The PSA had no allocation for the transfer of the Debtors’ seismic data and none of the counterparties to Debtors’ Seismic Agreements have a claim or the right to the proceeds to be received by Debtors under the PSA and no counterparty to a Seismic Agreement is entitled to any fee, additional compensation, right to an injunction or other legal or equitable relief or remedy in connection with such transfer;

(vi)          There is no applicable non-bankruptcy law which excuses the counterparties to Debtors’ Seismic Agreements from accepting performance from a party other than the Debtors.  The Seismic Agreements are general contractual agreements under Texas law.  There are no Texas or Federal statutes or common-law doctrines regarding Seismic Agreements which excuses the counterparties from such Seismic Agreements from accepting performance from Purchasers under the PSA.  The Seismic Agreements are not special relationship contracts and are not contracts providing for the extension of credit between the parties;

(vii)         Debtors may assume the Seismic Agreements pursuant to 11 U.S.C. §365(b) and have satisfied the cure and other obligations, or provided for the satisfaction of cure obligations and other obligations, imposed by 11 U.S.C. §365(b)(1)(A), (B) and (C);

(viii)        Pursuant to 11 U.S.C. §365(f)(1) and (2), Debtors may assign the Seismic Agreements to Purchasers under the PSA as Debtors have appropriately assumed the Seismic Agreements under the provision of the Bankruptcy Code and Purchasers have provided adequate assurance of future performance as assignees under the Seismic Agreements.  In this regard, Purchasers shall maintain the confidential nature of the Seismic Data and Information as provided in the Seismic Agreements as assumed and assigned under the Plan;

(ix)          The provisions of 11 U.S.C. §365(c) do not apply to the Seismic Agreements and do not prevent their assumption or assignment; and

(x)           With respect to all of the Debtors other Seismic Agreements which are part of the Excluded Assets and which are to be transferred to the Liquidating Trust created under the Plan, the assumption and assignment of any such Seismic Agreements (and the transfer of the underlying Seismic Data and Information) is appropriate as the Liquidating Trust is simply the successor by reorganization to Debtors under the provisions of the Plan.  Assumption and assignment is appropriate pursuant to 11 U.S.C. §365(b) and (f), as Debtors have satisfied their “cure” obligations under 11 U.S.C. §365(b) and the counterparties to such Seismic Agreements have been provided with adequate assurance of future performance by the Liquidating Trust.  Moreover, 11 U.S.C. §365(c) is not applicable to prevent such transfer.

JJ.           Plan Modifications.  The modifications to the Initial Plan and the Second Plan as set forth in the Plan do not materially or adversely affect or change the treatment of any holder of a Claim or Interest.  Accordingly, pursuant to Fed. R. Bankr. P. 3019, such modifications do not require additional disclosure under 11 U.S.C. § 1125 or resolicitation of acceptances or rejections under 11 U.S.C. § 1126, nor do they require that holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Initial Plan.  Disclosure of the modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of these chapter 11 cases.

KK.         Substantive Consolidation.  The Court finds that substantive consolidation of the Debtors and their Estates in these Chapter 11 Cases as set forth in Section 7.2 of the Plan for the purposes of voting and making distributions under the Plan will (1) facilitate and maximize prompt distributions to the Debtors’ creditors and (2) permit the Debtors’ creditors to avoid the harm that likely would result absent substantive consolidation, as set forth in Section 7.2 of the Plan, and Confirmation of the Plan embodying it.  The Court further finds that substantive consolidation, as set forth in Section 7.2 of the Plan, will not unduly harm any creditor or party-in-interest and is in the best interests of the Debtors, the Creditors and the Estates.

LL.          Conditions to Confirmation.  The conditions to Confirmation set forth in Section 13.1 of the Plan have been satisfied, waived or will be satisfied by entry of this Confirmation Order.

MM.       Conditions to Effective Date.  Each of the conditions to the Effective Date, as set forth in Section 13.2 of the Plan, is reasonably likely to be satisfied.  The conditions to the Effective Date, as set forth in Section 13.2 of the Plan, shall be subject to waiver by the Debtors, with the consent of the DIP Lenders, as set forth in section 13.4 of the Plan, without notice or a hearing.

NN.         Retention of Jurisdiction.  The Court properly may retain jurisdiction over the matters set forth in Article XV of the Plan.

OO.          Agreements and Other Documents.  The Debtors have made adequate and sufficient disclosure of: (1) the adoption of new or amended and restated charter and by-laws or similar constituent documents for Reorganized TXCO; (2) the distributions to be made pursuant to the Plan; (3) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; and (4) the other matters provided for under the Plan involving the corporate structure of Reorganized TXCO.

PP.          Re-Sale Under 1145.  The New Common Stock that is issued in reliance on section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless the holder is an “underwriter” with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code; provided, however that any resale of the New Common Stock shall be subject to the provisions of any shareholders’ rights agreement and the certificate and by-laws of Reorganized TXCO.

QQ.         Preservation of Causes of Action.  It is in the best interests of the creditors and interest holders that the causes of action that are not expressly released or assigned under the Plan be retained by Reorganized TXCO pursuant to Section 7.13 of the Plan, in order to maximize the value of the Debtors’ Estates.  Additionally, the Debtors have agreed to release any and all Causes of Action under 11 U.S.C. §547.

RR.          Burden of Proof.  The Debtors, as proponents of the Plan, have met their burden of providing the elements of 11 U.S.C. §§ 1129(a) and (b) by a preponderance of the evidence.

SS.           Satisfaction of Confirmation Requirements.  The Plan satisfies the requirements for confirmation set forth in 11 U.S.C. § 1129.

TT.          Disputed Claims Reserve.  The Debtors are required, pursuant to section 10.4 of the Plan, to estimate all Disputed Claims prior to making any distribution to the holder of such Claims under the Plan in a manner to ensure that an adequate reserve would be available should each Disputed Claim become an Allowed Claim.  Certain claims cannot be estimated based on information available to the Debtors and therefore may be reserved in their full face amount.  Such reserve may not be relied upon to show that any Disputed Claim is either probable or estimable for any other purpose.

UU.         Transfers by Debtors to Liquidating Trust.  All transfers of property of the Debtors’ estates, including without limitation, the transfer and assignment of the Liquidating Trust Assets to the Liquidating Trust shall be free and clear of all Liens, charges, Claims, encumbrances, and other interests, except as expressly provided in the Plan or this Confirmation Order.

VV.         Sale of Assets under the PSA.  With respect to the sale of the PSA Assets under the PSA and to be transferred to Purchasers thereunder, the Court finds as follows:

(i)            The Purchasers are not an “insider” of the Debtors, as that term is defined in 11 U.S.C. § 101(31).

(ii)           The Purchasers are purchasing the PSA Assets in good faith and are a good faith buyers within the meaning of section 363(m) of the Bankruptcy Code, and are therefore entitled to the protection of that provision, and otherwise have proceeded in good faith in all respects in connection with this proceeding in that: (a) Purchasers recognized that the Debtors were free to deal with any other party interested in acquiring the PSA Assets up to execution of the PSA; (b) Purchasers complied with the provisions in the Order Pursuant to 11 U.S.C.  §§ 1123, 105 and 503(b) Approving Bid Protections Contained in Purchase and Sale Agreement between TXCO Resources Inc. and Newfield Exploration Company [Docket No. 813] (the “Bidding Protection Order”); (c) all payments to be made by the Purchasers and other agreements or arrangements entered into by the Purchasers with the Debtors in connection with the sale have been disclosed; (d) Purchasers have not violated section 363(n) of the Bankruptcy Code by any action or inaction; (e) no common identity of directors or controlling stockholders exists between the Purchasers and any Debtor; and (f) the negotiation and execution of the PSA and any other agreements or instruments related thereto was at arm’s-length and in good faith.

(iii)          The Debtors fully and properly marketed the Debtors’ Assets prior to entry of the Bidding Protection Order.  Furthermore, the Debtors fully exercised all of their rights under the Newfield PSA, as defined in the Bidding Protection Order, to consider and negotiate any and all Acquisition Proposals, as defined in the Newfield PSA, to determine if there was a Superior Proposal, as defined in the Newfield PSA.

(iv)          The PSA constitutes the highest and best offer for the PSA Assets, and will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative. The Debtors’ determination that the PSA constitutes the highest and best offer for the PSA Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

(v)           The PSA represents a fair and reasonable offer to purchase the PSA Assets under the circumstances of these chapter 11 cases. No other person or entity or group of entities has offered to purchase the PSA Assets for greater economic value to the Debtors’ estates than the Purchasers.

(vi)          Approval of the Plan and the PSA and the consummation of the transactions contemplated thereby are in the best interest of the Debtors, their creditors, interest holders, estates and other parties in interest.

(vii)         The consideration provided by the Purchasers pursuant to the PSA is fair and adequate and constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia.

(viii)        The Debtors have full corporate power and authority to execute and deliver the PSA and all other documents contemplated thereby, and no further consents or approvals are required for the Debtors to consummate the transactions contemplated by the PSA, except as otherwise set forth in the Plan and the PSA.

(ix)          The transfer of each of the PSA Assets to the Purchasers will be as of the Closing Date a legal, valid, and effective transfer of such assets, and vests or will vest the Purchasers with all right, title, and interest of the Debtors to the PSA Assets free and clear of all Liens accruing, arising or relating to any time prior to the Closing Date.

(x)           The Debtors may sell the PSA Assets to the Purchasers free and clear of all Liens against the Debtors, their estates or any of the PSA Assets because, in each case, one or more of the standards set forth in 11 U.S.C. § 363(f)(1)-(5) has been satisfied. With respect to any and all entities asserting a Lien, including, without limitation, any options, pledges, security interests, claims, equities, reservations, third party rights, voting trusts or similar arrangements, charges or other encumbrances or restrictions on or conditions to transfer or assignment of any kind (including, without limitation to the generality of the foregoing, restrictions or conditions on or to the transfer, assignment or renewal of licenses, permits registrations and authorizations or approvals of or with respect to governmental units and instrumentalities), whether direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated on or against the PSA Assets either (i) such entity has consented to the sale and transfer, license and assignment, as applicable, free and clear of its Lien, with such Lien to attach to the proceeds of such sale and transfer, license and assignment, as applicable, respectively, (ii) applicable nonbankruptcy law permits the sale of the assets free and clear of such Lien, (iii) such Lien is in bona fide dispute, (iv) the price paid by the Purchasers for the PSA Assets is greater than the aggregate value of all liens on the PSA Assets; or (iv) such entity could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such Lien, so that the conditions of section 363(f) of the Bankruptcy Code have been met.

(xi)           Those holders of Liens against the Debtors, their estate or any of the PSA Assets who did not object, or who withdrew their objections, to the Plan are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of such Liens who did object fall within one or more of the other subsections of 11 U.S.C. § 363(f) and are adequately protected by having their Liens, if any, in each instance against the Debtors, its estates or any of the PSA Assets, attach to the cash proceeds of the sale ultimately attributable to the PSA Assets in which such creditor alleges an interest, in the same order of priority, with the same validity, force and effect that such creditor had prior to the sale, subject to any claims and defenses the Debtors and their estates may possess with respect thereto.

(xii)          The sale is a prerequisite to the Debtors’ ability to confirm and consummate the Plan, and is made in contemplation of such Plan. Accordingly, the sale is a transfer pursuant to section 1146(a) of the Bankruptcy Code, which shall not be taxed under any law imposing a stamp tax or similar tax.

(xiii)         The Debtors and the Purchasers are authorized to make any non-material modifications to the PSA.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1.           Objections.  All objections to confirmation of the Plan that have not been withdrawn, resolved, waived or settled are overruled on the merits.

2.           Confirmation of Plan.  The Plan as modified is approved and confirmed in all respects under 11 U.S.C. § 1129, as stated on the record on January 26, 2010, at the conclusion of the Confirmation Hearing.

3.           Approval of Plan Modifications.  The modifications set forth in the Plan, as compared to the Initial Plan and the Second Plan, as well as modifications based on the rulings of the Court at the Confirmation Hearing, which are set out in the Plan attached hereto, are approved.  In accordance with 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, all holders of Claims who voted to accept the Initial Plan or who are conclusively presumed to have accepted the Initial Plan are deemed to have accepted the Plan.  No holder of a Claim shall be permitted to change its vote as a consequence of the modifications resulting in this Plan.  The Plan, as modified from the Initial Plan and the Second Plan, as set out herein and in the Plan attached hereto shall constitute the Plan and all references herein to the Plan shall mean the Plan as so modified.

4.           Incorporation of Terms and Provisions of Plan.  The terms and provisions of the Plan (and each of the documents referred to in the Plan, all exhibits, and addenda thereto) are incorporated by reference into and are an integral part of this Confirmation Order.  Each term and provision of the Plan is valid, binding and enforceable as though fully set forth herein.  The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.  The failure specifically to include or reference any particular term or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such term and provision, it being the intent of the Court that the Plan be confirmed in its entirety.

5.           Plan Classification Controlling.  The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the ballots tendered to or returned by the Debtors’ Creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Interests under the Plan for distribution purposes, (c) may not be relied upon by any creditor or interestholder as representing the actual classification of such Claims or Interests under the Plan for distributions purposes, and (d) shall not be binding on Reorganized TXCO, the Estates or the Debtors.

6.           Binding Effect.  Effective on the Effective Date or effective as of the Confirmation Date or any other date if so provided in the Plan, and except as expressly provided otherwise in this Confirmation Order, the Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, any party in interest, any entity acquiring or receiving property or a distribution under the Plan and any holder of a Claim against or Interest in the Debtors, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.  Pursuant to 11 U.S.C. §§ 1123(a) and 1142(a) and the provisions of this Confirmation Order, the Plan and all Plan-related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.  Additionally, entry of this Confirmation Order is deemed consent by any counterparty to a Mineral Lease and/or Oil and Gas Lease to the Debtors’ assignment of the Debtors’ right, title and interest in such Mineral Leases and/or Oil and Gas Leases, except as otherwise set forth in this Order.  As evidence of such consent, a copy of this Order may be filed with any and all applicable state, federal or other governmental or regulatory authority and/or in any applicable governmental record. Furthermore, entry of this Confirmation Order is deemed consent by any counterparty to a Seismic Agreement to the Debtors’ assignment of the Debtors’ right, title and interest in such Seismic Agreement, except as otherwise set forth in this Order.

7.           Implementing Provision for Priority Tax Claims.  In the event a Priority Tax Claim is treated pursuant to 11 U.S.C. § 1129(a)(9)(C), interest shall be paid at the rate as of the Effective Date at the applicable rate under non-bankruptcy law.  In the event of a default on the payment of a Priority Tax Claim under the Plan, the governmental unit to which the payment is owed may pursue all administrative and judicial remedies under applicable law to collect the unpaid Priority Tax Claim.

8.           Determination of Discharge.  Pursuant to Sections 14.6 and 14.7 of the Plan, as of the Effective Date, except as provided in the Plan or this Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date.  In accordance with the foregoing, except as provided in the Plan or this Order, this Order is a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all TXCO Interests, pursuant to 11 U.S.C. §§ 524 and 1141, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

9.           Contractual Interest. The reference to “contractual interest” in Section 5.1 (c) of the Plan means the “Default Rate” (as defined in the Revolver Loan).  The reference to “contractual interest” in Section 5.1 (d) of the Plan means the “Default Rate” (as defined in the Term Loan). The provisions of the Plan and the Cash Distributions provided to holders of Class 3 Allowed Secured Claims of the Revolver Lenders on the Closing Date shall fully satisfy, discharge and release any and all of the Debtors’ Obligations under the Revolver Loan and is a “Discharge of the First Lien Obligations” (as defined in the Amended and Restated Intercreditor Agreement by and among certain Debtors, Bank of Montreal as First Lien Collateral Agent and Bank of Montreal as Second Lien Collateral Agent).  All payments made to holders of Class 1 Allowed DIP Loan Secured Claims shall be final and irrevocable.  All payments made to holders of Class 3 Allowed Secured Claims of the Revolver Lenders shall be final and irrevocable.  Pursuant to an agreement of the Parties announced on the record, which requires that Closing shall occur no later than February 12, 2010 and that no litigation involving the Revolver Lenders is commenced prior to the Closing, the amount of the outstanding professional fees and expenses payable to or on account of the Revolver Lenders shall be $1,125,000.000, payment of which is conditioned upon the delivery by Revolver Lenders of such releases and other documentation as is necessary or required to consummate the Plan.  All payments made to holders of Class 4 Allowed Secured Claims of the Term Loan Lenders shall be final and irrevocable.

10.           Cancellation of Old Securities.  Pursuant to Section 7.8 of the Plan, except as provided in the Plan or in this Order, on the Effective Date any and all obligations with respect to Interests in TXCO shall be deemed extinguished, cancelled and of no further force or effect.

11.           Approval of Plan Releases and Exculpation; Injunction.  Each of the release, exculpation and injunction provisions set forth in Article XIV of the Plan is hereby approved, except as otherwise modified by this Order.

12.           Plan Implementation Authorization.  The Debtors and Reorganized TXCO, and their respective directors, officers, members, agents and attorneys, are authorized and empowered from and after the date hereof to negotiate, execute, issue, deliver, implement, file or record any contract, instrument, release, lease, grant of security, indenture or other agreement or document, including, without limitation, the Plan Documents, the Governance Documents, and all other documents referenced in the Plan, as the same may be modified, amended and supplemented (including such modifications to the draft form of the Plan Documents contained in the Plan Supplement as necessary to satisfy the conditions to the effectiveness of the Plan), and to take any action necessary or appropriate to implement, effectuate, consummate or further evidence the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including but not limited to any reincorporation, merger, consolidation, restructuring, disposition, liquidation, closure, dissolution, release, amendment or restatement of any bylaws, certificates of incorporation or other governing documents of the Debtors, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Court.  Any or all such documents shall be accepted upon presentment by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.  For the avoidance of doubt, Reorganized TXCO is hereby authorized from and after the date hereof to take all steps necessary to reincorporate as of the Effective Date, by whatever means or transactions available under applicable law, as a corporation organized and existing under the laws of the State of Delaware.

13.           Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any documents, instruments or agreements, and any amendments or modifications thereto.

14.           Exemption from Certain Taxes.  Pursuant to 11 U.S.C. § 1146(a), neither (a) the transfer of the PSA Assets to the Purchasers, (b) the transfer of the Liquidating Trust Assets to the Liquidating Trust, (b) the issuance, transfer or exchange of notes or equity securities under the Plan, (c) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (d) the making or assignment of any contract, lease or sublease, nor (e) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements, any agreements of consolidation, restructuring, disposition, liquidation, or dissolution, any deeds, any bills of sale, or any transfers of tangible or intangible property, shall be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sales or use tax, mortgage recording tax, or other similar tax or governmental assessment.  State and local governmental officials or agents are hereby directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  For the avoidance of doubt, the exemption hereunder specifically applies, without limitation, to all documents necessary to evidence and implement the transfers required under the PSA, including the transfer of the PSA Assets to the Purchasers, distributions under the Plan, including the Plan Documents, and all documents necessary to evidence and implement any of the transactions and actions described in the PSA, the Plan, the Plan Schedules or the Plan Supplements.

15.           Exemption from Securities Laws.  The exemption from the requirements of Section 5 of the Securities Act of 1933, and any state or local law requiring registration for the offer, sale, issuance, exchange or transfer of a security provided for in the Plan in exchange for Claims against or Interests in the Debtors, or registration of licensing of an issuer of, underwriter of, or broker dealer in, such security is authorized by 11 U.S.C. § 1145.  The offer and sale of the New Common Stock is exempt from registration under 11 U.S.C. § 1145 and such securities are freely tradable by the holders thereof except to the extent a holder is an “underwriter” as defined in 11 U.S.C. § 1145(b).

16.           Applicable Non-Bankruptcy Law.  Pursuant to 11 U.S.C. §§ 1123(a) and 1142(a), the provisions of this Confirmation Order, the Plan, or any other amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

17.           Appointment of Directors and Officers.  Newfield shall have until February 9, 2010, to make an election regarding whether the New Common Stock of Reorganized TXCO will be transferred to Newfield.  If Newfield elects to receive the ownership interest in Reorganized TXCO, then Newfield will elect and appoint of the three persons to the New Board to serve from and after the Effective Date as provided in the Plan, and in accordance with the terms of the Reorganized TXCO Governing Documents.  Additionally, Newfield shall select an individual to serve as the initial President and Secretary of Reorganized TXCO.  To the extent that Newfield does not elect to retain an ownership interest in Reorganized TXCO, then the Liquidating Trust elects and appoints Albert S. Conly as the sole member of the New Board and the President and Secretary of Reorganized TXCO.  Any vacancy existing as of the Effective Date shall be filled in accordance with the terms of the Reorganized TXCO Governing Documents.

18.           Approval of Assumption or Rejection of Contracts and Leases.  Unless otherwise provided in an order of or in proceedings before the Court specifically dealing with (a) a contract or lease that is subject to assumption pursuant to Section 8.1, 8.3, 8.4, 8.5 or 8.7 of the Plan, the assumption of such contract or lease is hereby approved as of the Effective Date as proposed in such Section 8.1, 8.3, 8.4, 8.5 or 8.7; and (b) a contract that is subject to rejection pursuant to Section 8.1, the rejection of such contract is hereby approved as of the Effective Date as proposed in such Section 8.1; provided, however, the Debtors’ office leases with Granite Westchase Properties, Ltd. and Concord Terrace, LLC are rejected as of March 31, 2010.

19.           Rejection Damages Bar Date.  If the rejection pursuant to Section 8.1 results in a Rejection Damages Claim, then such Rejection Damages Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized TXCO or the properties of any of them unless a Proof of Claim is filed with the Claims Agent and served upon counsel to Reorganized TXCO no later than thirty (30) days after the later of the Effective Date or the effective date of rejection.

20.           Administrative Claims Bar Date Notice.  On the Effective Date, or as soon thereafter as is reasonably practicable, Reorganized TXCO shall provide written notice of the Administrative Claims Bar Date in substantially the same manner and fashion as the Debtors provided written notice of the Disclosure Statement.

21.           Resolution of Claims.  Except as otherwise ordered by the Court, no later than the Claims Objection Deadline (unless extended by an order of the Bankruptcy Court), the Interested Parties, as the case may be, shall file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit any Interested Parties right to object to Claims, if any, filed or amended after the Claims Objection Deadline.  Moreover, notwithstanding the expiration of the Claims Objection Deadline and unless subsequently ordered for good cause shown to shorten time, Interested Parties shall continue to have the right to amend any objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed.  The Debtors, Reorganized TXCO or the Liquidating Trust, as the case may be, may amend their schedules at any time before their Chapter 11 Cases are closed.

22.           Disputed Claims Reserve.  The Disbursing Agent shall establish one or more Disputed Claims Reserves for the purpose of effectuating distributions to holders of Disputed Claims pending the allowance or disallowance of such claims in accordance with this Plan.  The Disbursing Agent shall withhold the applicable Disputed Claims Reserves from the property to be distributed to particular classes under the Plan. The Disputed Claims Reserves shall be equal to 100% of the distributions to which holders of Disputed Claims in Classes 2, 5, 6, 7, 8 and 13 would be entitled under this Plan as of such date if such Disputed Claims in Classes 2, 5, 6, 7, 8 and 13 were Allowed Claims in their (a) Face Amount or (b) estimated amount of such Disputed Claim in Classes 2, 5, 6, 7, 8 and 13 as approved in an order by the Bankruptcy Court pursuant to § 502(c) of the Bankruptcy Code.

23.           Payment of Fees.  All fees payable by the Debtors under 28 U.S.C. § 1930 shall be paid on, or as soon as reasonably practical after, the Effective Date, and neither the Debtors, their Estates, nor Reorganized TXCO shall thereafter be liable for the payment of any additional fees under 28 U.S.C. § 1930 other than with respect to TXCO’s Chapter 11 Case.

24.           Transfers by Debtors; Vesting of Assets.  All transfers of property of the Debtors’ estates, including the transfer of the PSA Assets, the Liquidating Trust Assets and the New Common Stock shall be free and clear of all Liens, charges, Claims, Interests, and other encumbrances, except as expressly provided in the Plan.  Pursuant to 11 U.S.C. §§ 1141(b) and (c), all property of each of the Debtors (excluding property that has been abandoned pursuant to the Plan or an order of the Bankruptcy Court) shall vest in each respective Reorganized Debtor or the Liquidating Trust or its successors or assigns, as the case may be, free and clear of all Liens, charges, Claims, Interests, and other encumbrances, except as expressly provided in the Plan.  Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

25.           Distribution Record Date.  To facilitate the distribution process, when making any Cash payments under the Plan on the Effective Date or other required Distribution Date, the Debtors shall not be required to recognize, and may disregard without liability, any transfer of Claim that is not filed of record on the Court’s docket as of the Confirmation Date.  With respect to any transfer of Claim not so timely filed, the Debtors are authorized to recognize and deal for all purposes under the Plan only with the original holder of the Claim.

26.           Treatment is in Full Satisfaction.  Except as otherwise provided in the Plan, or agreed in writing or approved by the Court, effective as of the Effective Date, the treatment set forth in the Plan is in full and complete satisfaction of the legal, contractual, and equitable rights that each Person holding a Claim or Interest may have in or against the Debtors, the Estates, Reorganized TXCO, the Liquidating Trust, or their respective property.  This treatment supersedes and replaces any agreements or rights those Persons may have in or against the Debtors, the Estates, Reorganized TXCO, the Liquidating Trust, or their respective property.

27.           Reservation of Rights Under Police and Regulatory Laws.  Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the releases, discharges, settlements, satisfactions, injunctions, and preclusions set forth in this Confirmation Order or the Plan shall not impair the rights, claims or causes of action of governmental units against the Debtors under police and regulatory laws and regulations promulgated thereunder, and such rights, claims and causes of action shall not be discharged or otherwise adversely affected by the Plan, shall survive the chapter 11 cases as if they had not been commenced, and may be determined or adjudicated before the respective administrative agency having jurisdiction or court of competent jurisdiction.

28.           Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and  Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, contracts, instruments or other documents executed or entered into in connection with the Plan (except that any agreement, contract, instrument or other documents, that contains its own choice of law provision shall be governed by such choice of law provision), and any corporate governance matters (except that corporate governance matters relating to Debtors or Reorganized TXCO, as applicable not incorporated in Texas shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized TXCO, as applicable).

29.           Effect of Conflict Between Plan and Confirmation Order.  If there is any direct conflict between the terms of the Plan or the Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

30.           Reversal.  Except to the extent this Order is revoked as provided in ¶AA herein, if any or all the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of the Court or any other court, in the absence of a stay of the Confirmation Order, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken in good faith under or in connection with the Plan prior to the Debtors’ receipt of written notice of entry of any such order.  Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, in the absence of a stay of the Confirmation Order, any such act or obligation incurred or undertaken in good faith pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

31.           Authorization to Consummate Plan.  Subject to Sections 13.1 and 13.2 of the Plan, notwithstanding Fed. R. Bankr. P. 3020(e), this Confirmation Order shall take effect immediately upon entry and Closing may occur as early as January 10, 2010.

32.           Failure to Consummate Plan and Substantial Consummation.  If consummation of the Plan does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void.  In such event, nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall (a) constitute a waiver or release of any Claims by or against any Interests in the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, (c) constitute an admission of any sort by the Debtors or any other Person, or (d) be construed as a finding of fact or conclusion of law with respect thereto.  Upon the occurrence of the Effective Date with respect to the Debtors, the Plan shall be deemed substantially consummated as to the Debtors.

33.           Notice of Entry of Confirmation Order.  No later than ten (10) Business Days following the entry of this Confirmation Order, the Debtors shall serve notice of the entry of this Confirmation Order pursuant to Fed. R. Bankr. P. 2002(f)(7), 2002(k) and 3020(c) on all holders of Claims and Interests, the U.S. Trustee, and the parties named on the Limited Service List maintained in these cases, by causing notice substantially in the form attached hereto as Exhibit “B” to be delivered to such parties by first-class mail, postage prepaid.

34.           Notice of Effective Date.  Within five (5) Business Days following the occurrence of the Effective Date, the Reorganized Debtors shall file notice of the Effective Date with the Bankruptcy Court and serve a copy of such notice on the parties named on the Limited Service List maintained in these cases.

35.           Retained Assets.  To the extent the succession to assets of the Debtors by Reorganized TXCO pursuant to the Plan are deemed to constitute “transfers” of property, such transfers of property to Reorganized TXCO (a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest Reorganized TXCO with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or this Confirmation Order, (c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject Reorganized TXCO to any liability by any reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

36.           Injunction.  Except as otherwise specifically provided in the Plan and except as may be necessary to enforce or remedy a breach of the Plan, the Debtors, and all Persons who have held, hold or may hold Claims or Interests and any successors, assigns, or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from: (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against Reorganized TXCO, which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against Reorganized TXCO, which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against Reorganized TXCO, which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims that are released hereby.

37.           Term of Bankruptcy Injunction or Automatic Stay.  The stay in effect in the Chapter 11 Cases pursuant to section 105 or 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in the preceding paragraph and/or sections 524 and 1141 of the Bankruptcy Code; provided, however, that nothing herein shall bar the filing of financing documents (including uniform commercial code financing statements, security agreements, leases, mortgages, trust agreements, bills of sale, and applications for aircraft registration) or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order prior to the Effective Date.

38.           Retention of Jurisdiction.  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction as provided in the Plan over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other items and matters, jurisdiction over those items and matters set forth in Article XV of the Plan.

39.           Dissolution of Creditors’ Committee.  The Creditors Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.  On the Effective Date, unless otherwise ordered by the Bankruptcy Court, the Creditors’ Committee shall be dissolved whereupon its members, professionals and agents shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation. All expenses of Creditors’ Committee members and the fees and expenses of their professionals through the Effective Date shall be paid in accordance with the terms and conditions of the Professional Fee Order and the Plan.  The Professionals retained by the Creditors’ Committee and the members thereof shall not be entitled to compensation and reimbursement of expenses rendered after the Effective Date, except for services rendered in connection with (i) the implementation of the transactions contemplated to occur on the Effective Date of the Plan and (ii) applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date pursuant to Section 11.1 of the Plan.

40.           References to Plan Provisions.  The failure to include or specifically reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.  The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

41.           Separate Confirmation Orders.  This Confirmation Order is and shall be deemed a separate Confirmation Order with respect to each of the Debtors in each Debtor’s separate Chapter 11 Case for all purposes, except for Drilling.  The Clerk of the Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors, except for Drilling.

42.           Filing and Recording.  This Confirmation Order is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any document or instruments.  Each and every federal, state and local government agency is hereby directed to accept any and all documents and instruments necessary, useful or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recoding tax, stamp tax, transfer tax or similar tax imposed by state or local law.

43.           Exhibits to the Plan Will Operate as Controlling Documents.  In the event of an inconsistency between the Plan and the Exhibits to the Plan (as may be modified), the Exhibits to the Plan will control; provided, however, that any discrepancies between the Plan, Exhibits to the Plan and this Confirmation Order shall be controlled by the Confirmation Order.

44.           Appointment of Trustee and Trust Committee.  The initial Trustee, Albert S. Conly, and the initial members of the Trust Committee, James Edward Kjorlien, Darrell Jones, Randy Hairr and Andrew Martin are hereby approved to serve as Trustee or members of the Trust Committee, respectively.  The form of the Liquidating Trust Agreement filed as part of the Plan Supplement be and is hereby approved.  The Retained Actions transferred to the Liquidating Trust are expressly preserved and shall be transferred by the Debtors to the Liquidating Trust on the Effective Date of the Plan, and the Trustee shall have authority and standing to pursue any such causes of action.  Any and all claims under 11 U.S.C. §547 are hereby released.

45.           Purchase of Liquidating Trust Assets.  In order to limit any indemnification claims as set forth in Section 8.12 of the Plan, the Trustee is hereby authorized to purchase with Cash any asset of the Debtors that constitutes a Liquidating Trust Asset, Directors and Officers Liability Insurance Policy, which shall contain an Extended Reporting Period/Tail of six years from the date of Closing and a total policy limit of $15 million.

46.           Appointment of the Disbursing Agent.  The Disbursing Agent, FTI Consulting Inc., as identified by the Debtors at the Confirmation Hearing, is hereby approved as the Disbursing Agent under the Plan.

47.           Resolution of Objection by Baker Hughes Oilfield Operations, Inc., Schlumberger Technology Corporation, X-Chem, Inc. and Total Production Services. To resolve the objections to the Plan filed by Baker Hughes Oilfield Operations, Inc., Schlumberger Technology Corporation, X-Chem, Inc. and Total Production Services, the Debtors and Baker Hughes Oilfield Operations, Inc. entered into the Stipulation Resolving Baker Hughes Oilfield Operations, Inc.’s Objection to Confirmation (Docket No. 1190); the Debtors and Schlumberger Technology Corporation entered into the Stipulation Resolving Schlumberger Technology Corporation’s Objection to Confirmation (Docket No. 1191); the Debtors and X-Chem, Inc. entered into the Stipulation Resolving X-Chem, Inc.’s Objection to Confirmation (Docket No. 1196); and the Debtors and Total Production Services entered into the Stipulation Resolving Total Production Services, Inc.’s Objection to Confirmation (Docket No. 1197), all of which are expressly incorporated into this Order for all purposes.

48.           Substantive Consolidation.  The substantive consolidation of the Debtors for Plan purposes, including voting and distribution purposes, is approved.  Accordingly, for Plan purposes, (i) all guaranties of any Debtor of the payment, performance, or collection of another Debtor with respect to any Class of Claims or Interests shall be deemed eliminated and cancelled, (ii) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors, and all multiple Impaired Claims against the Debtors on account of such joint obligations shall be treated and Allowed only as a single Claim against the consolidated Debtors; and (iii) each Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and shall be deemed a Claim against and an obligation of the consolidated Debtors.  The substantive consolidation of the Debtors for Plan purposes shall not (a) affect the legal and corporate structures of the Debtors or Reorganized TXCO, subject to the right of the Debtors or the Reorganized TXCO to effect the Restructuring Transactions contemplated by the Plan, (b) cause any Debtor to be liable for any Claim or Interest under the Plan for which it otherwise is not liable, and the liability of any Debtor for any such Claim or Interest will not be affected by such substantive consolidation, (c) affect Intercompany Claims of Debtors against Debtors, except as otherwise provided in the Plan, or (d) affect the Interests in the Affiliate Debtors, except as otherwise provided in the Plan.

49.           The Claims against Peregrine Petroleum LLC.  The claims and causes of action of the Debtors against Peregrine Petroleum L.L.C. as asserted in the adversary proceeding styled TXCO Resources Inc. v. Peregrine Petroleum, L.L.C., Adv. Proc. No. 09-5125 pending in the United States Bankruptcy Court for the Western District of Texas (San Antonio Division) (the “Peregrine Lawsuit”) are hereby retained by Reorganized TXCO, who shall be entitled to prosecute each of the claims and causes set forth in the Peregrine Lawsuit in accordance with Section 7.15 of the PSA.

50.           The Liquidating Trust.  On or before the Effective Date, the Liquidating Trust Agreement shall be executed by the parties thereto, and all other necessary steps shall be taken to establish the Liquidating Trust.  The Liquidating Trust Assets shall be transferred to the Liquidating Trust in accordance with the provisions of the Plan.  The Trustee and Trust Committee shall be disclosed and approved by the Court prior to the Effective Date.  Notwithstanding anything to the contrary herein, the transfer of the Retained Causes of Action to the Liquidating Trust does not diminish, and fully preserves, any rights and defenses a defendant would have if such Retained Causes of Action had been retained by the Debtors.

51.           Approval of PSA.  The PSA and all ancillary documents, and all of the terms and conditions thereof, as modified by the Plan or by this Confirmation Order, are hereby approved.

52.           Authorization to Consummate Sale.  Pursuant to the Plan, the Debtors are authorized and empowered to take any and all actions necessary or appropriate to (i) consummate the Sale of each of the PSA Assets to the Purchasers pursuant to and in accordance with the terms and conditions of the PSA, (ii) close the sale as contemplated in the PSA and this Confirmation Order, and (iii) execute and deliver, perform under, consummate, implement and close fully the PSA, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the PSA and the sale, including any other ancillary documents, or as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the PSA, and such other ancillary documents.

53.           Authorization to Transfer Assets.  Pursuant to sections 105(a), 363(f) and 365 of the Bankruptcy Code, the Debtors are authorized to transfer the PSA Assets on the Closing Date.  Such PSA Assets shall be transferred to the Purchasers, upon and as of the Closing Date and such transfer shall constitute a legal, valid, binding and effective transfer of such PSA Assets and, upon the Debtors’ receipt of the Purchase Price, shall be free and clear of all Liens, Claims or other encumbrances with all such Liens, Claims or other encumbrances to attach to the net proceeds of the sale with the same validity, priority, force and effect that they now have as against such PSA Assets, subject to any claims and defenses the Debtors and its estate may possess with respect thereto.

54.           Authorization to Retain Assets not Transferred.  Any assets not transferred to the Purchasers or the Liquidating Trust pursuant to the Plan, including any Seismic Agreement related to the PSA Assets that the Purchasers have elected not to have transferred to them under the PSA, will be retained by Reorganized TXCO.

55.           Estoppel.  Except as expressly permitted or otherwise specifically provided by the PSA or this Confirmation Order, all persons and entities holding Liens or interests in the PSA Assets arising under or out of, in connection with, or in any way relating to the Debtor, the PSA Assets, the operation of the Debtors’ businesses prior to the Closing Date or the transfer of the PSA Assets to the Purchasers, hereby are forever barred, estopped and permanently enjoined from asserting against the Purchasers or its successors or assigns, their property or the PSA Assets, such persons’ or entities’ Liens or interests in and to the PSA Assets. On the Closing Date, each creditor shall execute such documents and take all other actions as may be necessary to release Liens on the PSA Assets, if any, as provided for herein, as such Liens may have been recorded or may otherwise exist.

56.           Prohibition on Interference.  All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtors to sell and transfer the PSA Assets to the Purchasers in accordance with the terms of the PSA and this Confirmation Order.

57.           Surrender of PSA Assets.  All entities that are in possession of some or all of the PSA Assets on the Closing Date are directed to surrender possession of such PSA Assets to the Purchasers at the Closing of the PSA.

58.           Duty to Release Liens. f any person or entity, excluding the DIP Lenders, the Revolver Lenders, and the Term Lenders, which has filed statements or other documents or agreements evidencing Liens on, or interests in, all or any portion of the PSA Assets shall not have delivered to the Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all Liens which the person or entity has or may assert with respect to all or any portion of the Assets, the Debtors are hereby authorized and directed to reserve the amount owed to such Claimant, and the Debtors and Purchasers are hereby authorized, to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the PSA Assets.  In that regard, the Court hereby approves the form of the Release of Lien as attached hereto as Exhibit “C” in connection with releasing any of any and all liens asserted by either a Senior Mineral Lien Claimant or a Junior Mineral Lien Claimant against property of the Debtors, any third-party counterparty of the Debtors, including, but not limited to Anadarko, St. Mary, EnCana, Newmex, Capital Well Service and any other JIB Obligor.

59.           Assumption and Assignment of Assumed Contracts.  The Debtors are authorized and directed at the Closing, to assume and assign each of the Assigned Contracts to the Purchasers free and clear of all claims, defaults and Liens.

60.           Anti-Assignment Provisions.  Any provisions in any executory contract and/or unexpired lease that is being assigned to the Purchasers under the PSA (the “Assigned Contracts”), including but not limited to any Assigned Contract, Seismic Agreements, Mineral Leases and/or Oil and Gas Leases as set forth in Plan Schedule V and/or Plan Schedule VI, that prohibits or conditions the assignment of such Assigned Contract or allow the party to such Assigned Contract to terminate, recapture, impose any penalty, condition on renewal or extension or modify any term or condition upon the assignment of such Assigned Contract, constitute unenforceable anti-assignment provisions that are void and of no force and effect. All other requirements and conditions under sections 363 and 365 of the Bankruptcy Code for the assumption by the Debtors and assignment to the Purchasers of the Assigned Contracts have been satisfied. Upon the Closing, in accordance with sections 363 and 365 of the Bankruptcy Code, the Purchasers shall be fully and irrevocably vested with all rights, title and interest of the Debtors under the applicable Assigned Contracts.  The Court specifically reserves jurisdiction to address any issues related to the assumption and assignment of the Mineral Leases, Oil and Gas Leases, Operating Agreements and the Seismic Agreements to the Purchasers.

61.           Purchasers Substituted for Debtors.  Upon the Closing and the payment of the relevant Cure Amounts, if any, the Purchasers shall be deemed to be substituted for the Debtors. The Assigned Contracts shall, as of the Closing Date, be valid and binding on the Purchasers and the other non-debtor counterparties thereto, and in full force and effect and enforceable in accordance with their respective terms. Following such assignment, the Debtors shall be relieved, pursuant to section 365(k) of the Bankruptcy Code, from any further liability under the Assigned Contracts. Upon the payment of the applicable Cure Amount, if any, and subject to the terms of the stipulation of the parties to any Assigned Contract filed with the Court, if any, (a) each Assigned Contract shall constitute a valid and existing interest in the property subject to such Assigned Contract, (b) none of the Debtors’ rights will have been released or waived under any such Assigned Contracts, (c) the Assigned Contracts will remain in full force and effect, and (d) no default shall exist under the Assigned Contracts nor shall there exist any event or condition which, with the passage of time or giving of notice, or both, would constitute such a default.

62.           Purchasers Adequate Assurance. The Purchasers have provided adequate assurance of their future performance under the relevant Assigned Contracts within the meaning of sections 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B) of the Bankruptcy Code.

63.           Claims Barred.  Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, all parties to the Assigned Contracts are forever barred and permanently enjoined from raising or asserting against the Debtors or the Purchasers any assignment fee, default, breach or claim or pecuniary loss, or condition to assignment, or right to injunctive or other legal or equitable relief, arising under or related to the Assigned Contracts existing as of the Closing Date or arising by reason of the Closing.

64.           Purchasers Not Liable.  The Purchasers shall not have any liability or other obligation of the Debtors arising under or related to any of the PSA Assets prior to the Closing Date. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein or in the PSA, the Purchasers shall not be liable for any claims against the Debtors or any of its predecessors or affiliates, and the Purchasers shall not have any successor or vicarious liabilities of any kind or character, including, but not limited to, any theory of antitrust, environmental, successor or transferee liability, labor law, de facto merger or substantial continuity, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtors or any obligations of the Debtors arising prior to the Closing Date, including, but not limited to, liabilities on account of any taxes arising, accruing or payable under, out of, in connection with, or in any way relating to the operation of the PSA Assets prior to the Closing. The Purchasers have given substantial consideration under the PSA for the benefit of the holders of Liens. The consideration given by the Purchasers shall constitute valid and valuable consideration for the releases of any potential claims of successor liability of the Purchasers, which releases shall be deemed to have been given in favor of the Purchasers by all holders of Liens against the Debtors or the PSA Assets.

65.           Validity of Sale. The transactions contemplated by the PSA are undertaken by the Purchasers without collusion and in good faith, as that term is defined in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale (including the assumption and assignment of the Assigned Contracts), unless such authorization and such Sale are duly stayed pending such appeal. The Purchasers are good faith buyers within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to the full protections of section 363(m) of the Bankruptcy Code.

66.           TXCO Adequate Assurance. Reorganized TXCO and/or the Liquidating Trust has provided adequate assurance of their future performance under the relevant executory contracts and/or unexpired leases that are either assumed by Reorganized TXCO or assumed and assigned to the Liquidating Trust within the meaning of sections 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B) of the Bankruptcy Code.

67.           Assignment of Mineral Lease/Oil and Gas Leases.  Debtors are hereby authorized to transfer the Mineral Leases and Oil and Gas Leases to Anadarko, Newfield and/or the Liquidating Trust pursuant to the Plan.

68.           Assignment of Operating Agreements.  Debtors are hereby authorized to transfer any such Operating Agreement to Purchasers and/or the Liquidating Trust, as applicable.  In connection with the transfer to Purchasers and/or the Liquidating Trust, as applicable, and with regard to any provision in an assumed contract providing for one of the Debtors to be the operator under any joint operating agreement, Purchasers and/or the Liquidating Trust, as applicable, shall be deemed under such assumed contract to be the successor operator at the Closing, and shall thereupon have all the rights as operator thereunder, without any further action by the Debtors, Purchasers and/or the Liquidating Trust, as applicable or any of the other parties to such assumed contract.  Except as otherwise provided herein, the legal, equitable and contractual rights of the counterparties to any Operating Agreements shall not be altered by the Plan, except that any provision restricting the transfer of such Operating Agreements, or providing for the resignation or removal of the operator thereunder, shall not apply to the Debtors’ transfer to or assumption by Purchasers and/or the Liquidating Trust, as applicable, of the obligations as successor operator pursuant hereto.  To the extent a failure by the Debtors to pay or perform an obligation under such Operating Agreements is a default under any applicable Operating Agreement, such default shall be cured for all purposes by the payments provided for in the Plan or subsequent performance of such obligation with such applicable Operating Agreement otherwise remaining in full force and effect.

69.           Amendment to PSA. At Closing, Purchasers shall pay the lesser of (i) $310,000,000 or (ii) such amount as the Debtors estimate pursuant to Section 9.4 of the PSA, provided, however, if Closing does not occur on or before February 12, 2010, the Disbursing Agent and/or the Reorganized Debtor have the right to seek a determination from the Court that the Purchase Price, after the adjustments provided for in Section 2.3 of the PSA, should be higher and Purchasers shall have the right to oppose such a request seeking to increase the calculation of the Purchase Price beyond $310,000,000.   The first sentence of Section 9.4(b) of the PSA shall be deemed modified to delete the “final calculation” and insert the phrase “estimated calculation.”  Except as provided herein, there is no modification or alteration of the rights and obligations under the PSA including, without limitation, the obligations under 9.4(b).

70.           Interest and Fee Reserve.  The Disbursing Agent shall reserve $12,000,000 from the Sale Proceeds (the “Interest and Fee Reserve”).  The Interest and Fee Reserve shall be used for payment of (a) Post-Petition Interest and (b) attorneys’ fees, costs and expenses for all creditors other than the Revolver, DIP and Term Lenders (the “Non-Bank Creditors”) to the extent allowed or otherwise agreed to by Interested Parties (the “Allowed Interest and Fee Claims”).  In the event that the Interest and Fee Reserve is insufficient to pay in full the Allowed Interest and Fee Claims of Non-Bank Creditors, such creditors shall retain their right to payment in full from the Sale Proceeds and, to the extent necessary, from the Liquidated Trust Assets which are being transferred to the Trust.  To the extent that there are funds remaining in the Interest and Fee Reserve after payment of all Allowed Interest and Fee Claims of all Non-Bank Creditors, such funds shall be treated as general proceeds from the sale and administered in accordance with the PSA.

71.           Resolution of Objections with Mineral Lien Claimants.  In connection with resolution of the objections to Confirmation of the Plan filed by Patterson-UTI Drilling Company, LLC, the MTE Claimants Group, 3-S Services, Stinger Wellhead Protection, Inc., Specialty Rental Tools & Supply, LLC, Schooner Petroleum Services, Inc., A-Z Terminal Corporation, Perforating Services International, LLC, Top Notch Energy Services, Inc., Texas Southern Crane Services, LLC, and the Ad Hoc Mineral Lien Group, the Debtors agree and the Court so orders that the Debtors shall file on or before February 15, 2010, an amended Exhibit R and an amended Exhibit S stating the principal amount owed to each of the parties listed therein, which the Debtors will pay, along with Post-Petition Interest at the Plan Rate, within fourteen (14) days of the Effective Date.  Each of the Claimants listed therein shall retain the right under Section 5.1(b) and/or Section 5.1(e) of the Plan to assert that they are entitled to receive Post-Petition Interest at a rate other than the Plan Rate, as well as reasonable attorneys’ fees in connection with the payment of their Allowed Secured Claim.  The Debtors have agreed and the Court so orders that said Claimants herein are herby released from any and all claims of the Debtors and their Estates arising under 11 U.S.C. §547.

72.           Resolution of Objections by Capital Well Service, LLC.  The Debtors have agreed to pay the cure amount of $1,802,516.84 and reserve any additional amounts claimed by Capital Well Service as a disputed Cure amount, which will be treated under Section 8.10 of the Plan.  Additionally, the parties will retain the right to recoup amounts that may be owed under their agreements.  Capital Well Service agrees that it shall have no Claims against TXCO Drilling and its Claim against TXCO Drilling is withdrawn.

73.           Confidentiality Agreements.  At Closing, the Debtors shall transfer to each of the Purchasers, individually, all of the Debtors’ right, title and interest to the Confidentiality Agreement that was executed by each Purchaser, such that Newfield will be assigned the Newfield Confidentiality Agreement, including any rights thereunder, and Anadarko will be assigned the Anadarko Confidentiality Agreement, including any rights thereunder.  As to all other Confidentiality Agreements that are transferred to the Purchasers under the Plan, the Purchasers shall have joint ownership, such that each Purchaser shall retain all rights under such Confidentiality Agreements.

74.           Agreement with Railroad Commission of Texas.  Within thirty (30) days after the date any sale contemplated by Section 7.1 of the Plan and this Order is closed, the Debtors and the Purchaser or any subsequent operator(s) of the wells shall execute two-signature P-4 forms (Certificate of Compliance and Transport Authority) satisfactory to the Texas Railroad Commission.  Nothing in the Order approving this sale relieves the bankruptcy estate(s) from existing liability, if any, as an operator unless and until that liability is formally assumed by the filing of P-4 forms acceptable to the Railroad Commission of Texas.  Notwithstanding any other provision in the Debtors’ Plan or in this Order, nothing in the Plan or this Order shall relieve any purchaser or other transferee of the assets sold pursuant to the Plan from complying with all applicable rules and regulations of the Railroad Commission of Texas.

75.           Local Texas Tax Authorities.  Notwithstanding any provision in the Plan or this Confirmation Order to the contrary:  (a) the Secured Tax Claims of the Local Texas Tax Authorities7 that become Allowed Secured Tax Claims shall receive such Allowed amount from the Sale Proceeds, including any amounts due pursuant to section 506(b) of the Bankruptcy Code, with interest accruing until paid in full at the statutory rate of 12% per annum as provided by section 511 of the Bankruptcy Code (interest shall accrue from the Petition Date for the year 2008 claim amount and from February 1, 2010 for the year 2009 related claim amount); (b) to the extent the Secured Tax Claims of the Local Texas Tax Authorities are not paid in full at closing, the Debtors shall deposit in a segregated account for the benefit of the Local Texas Tax Authorities, the amount necessary to pay such Allowed Claims in full, including any amount due under section 506(b) of the Bankruptcy Code and the Local Texas Tax Authorities’ prepetition tax lien shall attach to such funds until such time as the Allowed amounts are paid in full; (c) the Local Texas Tax Authorities shall not be required to file an Administrative Claim for postpetition year 2010 taxes; (d) the Purchasers and/or their assigns of the PSA Assets being the subject of the PSA assume liability for the payment of the year 2010 postpetition taxes related to such PSA Assets; (e) the Local Texas Tax Authorities shall retain all statutory ad valorem tax liens that secure postpetition year 2010 ad valorem property taxes on (i) the Excluded Assets transferred to the Liquidating Trust and (ii) the PSA Assets being the subject of the PSA until such amounts owed are paid in full; (f) the Interested Parties shall have three months from the Effective Date for filing objections to Tax Claims held by the Local Texas Tax Authorities; otherwise such claims are deemed Allowed Secured Claims in the amounts claimed; and (g) in the event Liquidating Trust sells, conveys or transfers any Excluded Asset which is the subject of the Local Texas Tax Authorities’ tax lien, the Liquidating Trust shall notify counsel for the Local Texas Tax Authorities of such sale, conveyance or transfer and the Liquidating Trust shall remit funds sufficient to satisfy in full any related tax debt.

7  “Local Texas Taxing Authorities” consists of the following Texas Tax Units:  Archer County; Bexar County; City of Eagle Pass; Eagle Pass ISD; Harris County; Houston CAD; Madison County; Matagorda County; Maverick County; Rio Grande City CISD; San Patricio County; Starr County; Wood County; Zavala CAD;  Fayette County; Flatonia ISD; LaGrange ISD and Fayette County Groundwater Conservation District.

76.           Limitation of Releases.  Notwithstanding any provision in the Plan or this Confirmation Order to the contrary, no party shall be released of any liability arising in connection with taxes that may be due and owing under Texas state law.

77.           Setoff Rights of Texas Comptroller of Public Accounts.  Notwithstanding any provision in the Plan or this Confirmation Order to the contrary, the Texas Comptroller of Public Accounts shall retain its right of setoff pursuant to section 553 of the Bankruptcy Code.

78.           Resolution of Objection by WRJ Oil & Gas, L.P..  The Debtors agree and stipulate that the following Mineral Leases and/or Oil and Gas Leases are in force and effect only as to that acreage held by production:

(i)           that certain Oil and Gas Lease dated August 2, 1999, by and between Theodosia Coppock, as Lessor, and The Exploration Company, as Lessee, a Memorandum of which is recorded in book 550, page 201, Official Records, Maverick County, Texas (the “Burr A Lease”) is in force and effect only as to the wells capable of production and the acreage allocated therewith; and

(ii)           that certain Oil and Gas Lease dated October 3, 1995 by and between the Estate of A.B. Alkek, as Lessor, and Ashtola Exploration Company, Inc., as Lessee, recorded in Book 410, page 01, Official Public Records, Maverick County, Texas (the “Alkek Lease”) is in force and effect.

Furthermore, the Debtors will agree to reserve the amount of $25,000 as a disputed Cure reserve, until such time as the parties reach an agreement on the remediation costs or the Bankruptcy Court enters a Final Order regarding the amount of the Cure claim, if any, owed to WRJ Oil & Gas, L.P.

79.           Treatment of Class 11B Preferred Stock.  The Debtors, the Purchasers and the Non-Redeeming Preferred Shareholders have agreed to the following treatment for the Allowed Class 11B Claim:

(i)           To the extent not already paid in full, the Non-Redeeming Preferred Shareholders will receive up to $7,575,000 as their Allowed Class 11B Claim, which shall be comprised of the principal amount owed to the Non-Redeeming Preferred Shareholders of $7,500,000, plus the Class 11B Shareholders Attorneys Fee Claim.

(ii)           Within thirty (30) days of the Effective Date, the Trustee will pay $1 million to the Non-Redeeming Preferred Shareholders.

(iii)           The Trustee will engage a rig broker or such other professional to market and sell the drilling rigs within thirty (30) days of the Effective Date and shall use hi reasonable efforts to sell the drilling rigs on or before October 1, 2010.

(iv)           The first $1 million in net proceeds from the sale of any drilling rig will be placed in the Indemnification Reserve, with any remaining proceeds from the sale of the drilling rigs to be paid to the Non-Redeeming Preferred Shareholders.

(v)           Upon termination of the Indemnification Reserve and to the extent the Non-Redeeming Preferred Shareholders have yet to be paid in full for their Allowed Class 11B Claim, the Trustee shall pay the Indemnification Reserve to the Non-Redeeming Preferred Shareholders, subject to the right of the trustee to seek approval of the Bankruptcy Court to reduce such Distribution.

(vi)           The Trustee will be obligated to make quarterly Distributions from the Liquidating Trust Assets to the Non-Redeeming Preferred Shareholders beginning October 1, 2010, to the extent that sufficient funds are available in the sole discretion of the Trustee.

(vii)           The Trustee will use reasonable efforts to pay the Allowed Class 11B Claim in full on or before March 1, 2011.

(viii)          The Non-Redeeming Preferred Shareholders is authorized to select one member of the Trust Committee.

80.           Assumption and Assignment of Agreements with Millenium.  Nothing herein shall constitute the assumption and assignment of the Joint Exploration Agreement and the Joint Operating Agreement by and between Millennium E&P Resource Fund I, LLC and TXCO Resources Inc.(collectively, the “Millenium Agreements”); instead, the Court will consider the Debtors’ ability to assume and assign the Millenium Agreements on February 11, 2010 and will enter a separate order in regards to whether the Debtors can assume and assign the Millenium Agreements.

# # #

Order Submitted by:
Deborah D. Williamson
State Bar No. 21617500
Patrick L. Huffstickler
State Bar No. 10199250
Thomas Rice
State Bar No. 24025613
Meghan E. Bishop
State Bar No. 24055176
Cox Smith Matthews Incorporated
112 East Pecan Street, Suite 1800
San Antonio, Texas 78205
(210) 554-5500
(210) 226-8395 (Fax)
ATTORNEYS FOR DEBTORS
AND DEBTORS-IN-POSSESSION